UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): March 23, 2007
Middlefield Banc Corp.
(Exact name of registrant specified in its charter)

Ohio	000-32561	34-1585111

(State or other jurisdiction of incorporation)	(Commission	(IRS Employer Identification No.)
File Number)

15985 East High Street, Middlefield, Ohio		44062-0035

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (440) 632-1666
[not applicable]
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On March 23, 2007, The Middlefield Banking Company (the “Bank”), a wholly owned subsidiary of Middlefield Banc Corp., entered into a Purchase and Assumption Agreement (the “Agreement”) with Geauga Savings Bank (“Geauga”), an Ohio-chartered savings bank, to acquire certain deposit liabilities attributable to Geauga’s branch office located at Harrington Square, 15561 Kinsman Road (Route 87), Middlefield, OH, 44062, as well as certain other Geauga deposit liabilities. This transaction will result in the Bank assuming approximately $21 million of deposits from Geauga. The Bank will also pay a 10% deposit premium, or approximately $2.1 million. The dollar amounts of the deposits are subject to adjustment in the event that there are changes in deposit balances between the date the parties entered into the Agreement and the closing of the transaction. The acquisition of the deposit liabilities from Geauga is expected to close in the summer of 2007, subject to the receipt of regulatory approval and satisfaction of certain other closing conditions set forth in the Agreement.
     The above description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 2.1 to this Form 8-K and is incorporated herein by reference.
Item 9.01(d) Exhibits
     2.1 Branch Purchase and Assumption Agreement dated March 23, 2007
Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Middlefield Banc Corp.
Date: March 29, 2007	/s/ James R. Heslop II
James R. Heslop II
Executive Vice President and COO

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

2.1	Branch Purchase and Assumption Agreement dated March 23, 2007